Community Capital Trust

Community Reinvestment Act Qualified Investment Fund

CCM Alternative Income Fund

Change in Auditors

On November 2, 2018, the Trust by action of the Board upon the recommendation of the Trust’s Audit Committee engaged Deloitte & Touche LLP as the independent registered public accounting firm to audit the Funds financial statements for the fiscal year ending May 31, 2019. During the Funds’ fiscal years ended May 31, 2018 and May 31, 2017, neither the Trust, the Funds, nor anyone on their behalf had consulted with Deloitte & Touche LLP on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds’ financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(l)(iv) of Item 304 of Regulation S-K under the Securities Exchange Act of 1934, as amended (“Regulation S-K”)) or reportable events (as described in paragraph (a)(l)(v) of said Item 304).

Grant Thornton LLP (“Grant Thornton”) was dismissed as the independent registered public accounting firm to the Trust effective November 2, 2018. Grant Thornton’s reports on the Funds’ financial statements for the fiscal years ended May 31, 2018 and May 31, 2017 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Funds’ fiscal years ended May 31, 2018 and May 31, 2017, (i) there were no disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Grant Thornton, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Funds’ financial statements for such fiscal years, and (ii) there were no “reportable events” of the kind described in Item 304(a)(l)(v) of Regulation S-K.

GRANT THORNTON LLP 757 Third Avenue. 9th Floor New York, NY 10017-2013 D +1 212 599 0100 F +1 212 370 4520	August 8, 2019 U.S. Securities and Exchange Commission Office of the Chief Accountant 100 F Street, NE Washington, DC 20549

	Re:	Community Reinvestment Act Qualified Investment Fund (Series S000001913) and CCM Alternative Income Fund (Series S000040913), both funds of Community Capital Trust
	File No.	811-09221

Dear Sir or Madam:

We have read the attached statements made by Community Reinvestment Act Qualified Investment Fund (Series S000001913) and CCM Alternative Income Fund (Series S000040913), both funds of Community Capital Trust, in relation to Item 13(a)(4) of Form N-CSR, which we understand will be filed with the Securities and Exchange Commission as an Exhibit to Form N-CSR on August 8, 2019, and agree with the statements concerning our Firm contained therein.

Very truly yours,

GT.COM	Grant Thornton LLP is the U.S. member firm of Grant Thornton International Ltd (GTIL). GTIL and each of its member firms are separate legal entities and are not a worldwide partnership.